Exhibit 10.2

CONFIDENTIAL VENDOR exclusivity agreement

This CONFIDENTIAL VENDOR EXCLUSIVITY AGREEMENT (this “Agreement”), effective as of the date fully executed below (the “Effective Date”), is made by and between iMedia Brands, Inc., a Minnesota corporation (“IMBI”), and Famjams Trading LLC (“Famjams”), a New York limited liability company. Each of IMBI and Famjams may be referred to herein individually as a “Party,” and IMBI and Famjams may be referred to collectively as the “Parties.”

WHEREAS, Famjams serves as a vendor of the product brands Medic Therapeutics and Safety Vital (collectively, “Products”);

WHEREAS, IMBI is digital and TV retailing company;

WHEREAS, the Parties desire to form an exclusive relationship whereby the Products shall only be advertised, marketed, promoted and sold through the IMBI Retailing channels on an exclusive basis.

NOW, THEREFORE, BE IT RESOLVED that in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IMBI and Famjams hereby agree as follows:

AGREEMENT

1.            Definitions.

a.            “TV Shopping”: Marketing, promotion, or sales in connection with or through any live or taped direct response video retail programming, websites, mobile device applications, brick-and-mortar stores, videos-on-demand, interactive television, podcasts, branded new media, social media (e.g., Facebook) or other media affiliated with Qurate, Retail Group, (“Qurate”), HSN, Inc. (“HSN”), QVC, Inc. (“QVC”), America’s Collectibles Network, Inc. (“JTV”), or Shop LC (“Shop LC”), including their affiliates, successors and assigns provided, that in the event one of the parties listed above in this definition is acquired by or merges with an unaffiliated third party, this definition will not include such unaffiliated third party’s websites or media (so long as there is no expansion of video programming included on such websites and media subsequent to the date of the acquisition or merger), brick-and-mortar stores, nonvideo branded new media and non-video social media (e.g., Facebook).

b.           “IMBI Retailing Channels”: A combination of the IMBI television networks and IMBI’s website and mobile applications, as well as IMBI’s platforms on social media and mobile host sites. This definition shall also include brick and mortar retailing locations and stores.

c.            “Change of Control”: shall have the meaning as defined in the form Restricted Stock Unit Award Agreement set forth in Exhibit A.

d.            “Trademark”(s): The trademark(s) used in commerce with the Products.

e.            “Products”: Products branded under the Medic Therapeutics and Safety Vital brand names.

f.            “Non-Competition Period”: The period beginning with the Effective Date and ending six months after the end of the Term or other termination of the Agreement.

g.            “Territory”: North America, South America, Europe, and Asia.

2.             Goals of the Agreement. The parties understand and agree that this Agreement is intended to preserve and maintain the nature of their existing business relationship, including maintaining and securing IMBI’s status as the exclusive distributor of the Products through IMBI Retailing Channels.

3.           Trademark License. Until such time after the expiration or termination of this Agreement when IMBI holds no further inventory of the Products (including, without limitation, inventory that IMBI has committed to purchase in accordance with the terms of the applicable Product POs) (collectively, the “Sell-Off Period”), Famjams hereby grants to IMBI the non-assignable, non-transferable right and license to the Trademarks for all the purposes contemplated under this Agreement; provided, however, that in no event shall the Sell-Off Period and associated trademark license for IMBI exceed 180 days following the date of expiration or termination of this Agreement, as applicable, for IMBI to sell all Famjams inventory, including but not limited to, inventory that IMBI has committed to purchase as of the date of expiration or termination of this Agreement.. Prior to the expiration of the Non-Competition Period, this license shall be exclusive in all IMBI Retailing Channels.

4.            Famjams Obligations.

a.           Assistance with Marketing of the Products. Famjams shall (i) cooperate and consult with IMBI as reasonably requested by IMBI, regarding the marketing, promotion and sale of the Products; (ii) cause a spokesperson to make appearances upon IMBI’s request and in compliance with IMBI’s standard Guest Policy, and to otherwise assist IMBI in connection with the marketing, promotion and sale of the Products; and (iii) promote a spokesperson’s appearances through email and social media marketing.

b.           Product Stream. Famjams shall provide a steady stream of Product and\or services offerings to IMBI, including first-to-market and exclusive products, and timely information regarding such products and\or services, for IMBI’s consideration and potential purchase under a PO.

c.           Exclusivity. During the term of this Agreement and the Non-Competition Period, Famjams hereby grants to IMBI the exclusive right to market, promote and sell, through IMBI Retailing Channels in the Territory, the Products and any goods or services that are substantially similar to or directly competitive with the Products. Famjams shall not offer the Product in any other retail channel except with the written consent of IMBI. During the Non-Competition Period, neither Famjams, Famjams’ affiliates, shall directly or indirectly market, promote, offer for sale or sell the Products, or any goods or services that are substantially similar to or directly competitive with the Products, or any goods and services bearing or otherwise marketed in connection with one or more Trademarks, through retailing channels that are competitive with IMBI Retailing Channels. Famjams agrees that its breach of this exclusivity provision will result in immediate and irreparable injury to Company entitling Company to injunctive relief in addition to whatever damages or other relief to which it may be entitled.

d.           Line of Credit. Famjams will make available to IMBI a revolving $2,000,000 line of credit to be available to IMBI during all quarters of the Term and any renewal thereafter.

5.            IMBI Obligations.

a.           Cash Deposit. Within ten (10) days of the Effective Date, IMBI shall deliver to Famjams a cash deposit in the amount of $6,000,000 to be used as working capital for Famjams (“Working Capital”). The Parties acknowledge and agree that receipt of the Working Capital will be made to Invicta Watch Company of America, Inc. for the Products. The Working Capital shall bear interest in the amount of five percent (5%) per annum. The Working Capital, plus incurred interest, shall become due and payable upon the end of the Term or, in the event of a renewal of this Agreement, upon the end of the First Renewal Term (as defined herein). Famjams may deliver a penalty free prepayment of the Working Capital and incurred interest at any time during the Term or First Renewal Term. IMBI shall secure as collateral for the Working Capital the intellectual property rights and Trademark(s) associated with the Products. Famjams, and their associates and affiliates, acknowledge and agree that they will participate in and execute, in a timely manner, any documentation necessary to effectuate such a securing of the above stated collateral. In the event of a default, the Parties acknowledge and agree that the intellectual property and Trademark(s) associated with the Products, and pledged as collateral, fully satisfies the due and owing Working Capital amount with no further deficiency or obligation owed by Famjams to IMBI.

b.           Stock Grant. IMBI shall grant to Famjams restricted stock units in an amount determined by dividing $1,500,000 by the closing bid price of IMBI’s common stock on the Nasdaq Capital Market on the trading date immediately preceding the date of this Agreement (noting that this Agreement will be signed prior to 4:00 Eastern Time on the date of this Agreement). The restricted stock units will be on the form set forth as Exhibit A.

6.            Term.

a.           Term. The term of this Agreement shall begin on the Effective Date and continue for five years (the “Term”). During the final 12 months of the Term, the parties shall negotiate in good faith the terms of a five-year extension of the Term (“First Renewal Term”).

b.           Termination for Breach. IMBI shall have the right to terminate this Agreement upon 30 days’ prior written notice to Famjams in the event of a material breach of this Agreement by Famjams, which default is not cured by Famjams within such 30-day period. Notwithstanding the foregoing, IMBI shall have the right to terminate this Agreement immediately upon the breach by Famjams of Section 4(c).

c.           Termination Upon a Change of Control. Either Party shall have the right to terminate this Agreement 60 days following a Change of Control of IMBI. Notice of termination pursuant to this Section shall be in writing and shall be delivered via trackable courier service and shall be addressed to the General Counsel of the other Party at its main headquarters address. A notice of termination pursuant to the Section shall be effective one (1) year following the date of receipt of such notice.

d.           Effect of Termination. The expiration or termination of this Agreement shall not relieve either Party of its liabilities or obligations under this Agreement which have accrued on or prior to the date of such expiration or termination, or are to be performed following the termination, including, without limitation, the liabilities and obligations set forth in Sections 3-11.

7.            Injunctive Relief. Famjams agrees that if it engages in any act in breach of Section 4(e) of this Agreement, then IMBI will be entitled to, in addition to all other remedies, damages and relief available under applicable law, seek an injunction prohibiting Famjams from engaging in any such act and to specifically enforce this Agreement.

8.            Representations, Warranties, and Indemnity.

a.           Famjams represents, warrants and certifies that (i) Famjams has the full right and authority to enter into this Agreement and to perform all obligations hereunder; (ii) Famjams will cooperate with Invicta Watch Company of America, Inc. to grant all rights in the Trademark(s) and intellectual property to be pledged as collateral for the benefit of IMBI; (ii) Famjams has obtained all authorizations, permissions and consents and paid all fees and other charges necessary for Famjams to enter into and perform this Agreement; and (iii) neither this Agreement nor the grant of rights or performance by Famjams hereunder will conflict with nor violate any commitment to, or agreement or understanding Famjams has, or will have with, any other person or entity.

b.           Famjams (including its agents, representatives, and contractors) agrees to defend, hold harmless and indemnify IMBI, its directors, employees, affiliates, successors, assigns, agents and customers from and against any and all actual or threatened third-party disputes, claims, actions, suits, proceedings, (each, a “Claim”) costs, liability, damages and expenses (including, but not limited to, reasonable attorney’s fees, costs and expenses)(each a “Loss”) whether or not well founded in law or fact, which arise out of or are directly or indirectly related to Famjams’ (i) violation or alleged violation of any of the representations and warranties herein or provisions of this Agreement; (ii) liability associated with the Products; and (iii) gross negligence or willful misconduct. Regardless of when the Loss occurs or the Claim is asserted, IMBI shall have the right to select counsel to conduct, and shall control, any defense subject to this provision.

9.           Confidential Information. The parties shall hold this Agreement, including all of its terms, in strict confidence and will not disclose or disseminate it to any third parties, except (i) to authorized representatives, advisors, or attorneys of a Party who agree to protect and maintain the confidentiality of such Confidential Information in accordance with the terms herein, (ii) for the purpose of enforcing the terms of this Agreement against the other Party, or (iii) in legally required filings with the Securities and Exchange Commission, and related press releases and investor communications. Notwithstanding the foregoing, in order to effectuate the purposes of this Agreement, the Parties agree that this Agreement shall be provided to Famjams on a confidential basis.

10.           Mutual Non-Disparagement. The Parties represent and agree that they will not malign, defame, or disparage, in written or oral form, the reputation, character, image, products or services of the other Party.

11.           Limitation of Liability. Neither Party shall be liable for anticipated or lost profits or for incidental, special, or consequential damages, or for penalties of any kind. Actions under this Agreement must be commenced within one year after the cause of action arose.

12.           Attorneys’ Fees. The prevailing party in any enforcement action will be entitled to recover reasonable attorneys’ fees and all costs. The prevailing party shall be determined by an assessment of which party’s arguments or positions on major issues can fairly be said to have prevailed over the other. This assessment shall include consideration of the net recovery as a percentage of the amount sought by the claimant, the resolution of key legal or factual issues, and the last settlement positions of the parties.

13.           Miscellaneous.

a.           Recitals; Entire Agreement; Amendment. The Parties acknowledge and agree that the recitals set forth at the beginning of this Agreement are a part of this Agreement and are incorporated herein by reference. This Agreement, including any exhibit(s) and attachment(s) hereto (all of which are incorporated herein by reference), supersedes all prior negotiations, understandings and agreements of the Parties relating to the subject matter hereof, and both Parties acknowledge and agree that neither Party has relied on any representations or promises in connection with this Agreement not contained herein; provided, however, that this Agreement is intended to supplement, and not supersede, the terms of each PO and further provided, that this Agreement is not intended to supersede any prior agreement between the Parties related to merchandising margins and margin concessions. To the extent there is a direct conflict between this Agreement and the PO terms, this Agreement shall prevail as to the subject of the conflicting terms. This Agreement may not be amended or modified except by a subsequent written instrument duly executed by both Parties.

b.           Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or electronic delivery, each of which shall be deemed to be an original, but all of which shall be one and the same instrument. Each Party may use such facsimile or electronic signatures as evidence of the execution and delivery of this Agreement by each Party to the same extent that an original could be used.

c.           Assignment. The Parties shall not assign any right or claims under this Agreement without the prior written consent of the other Party, provided that such consent shall not be unreasonably withheld and that the assignee expressly assumes all duties hereunder. Any attempted assignment without consent shall be void.

d.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, including but not limited to, any surviving entity of any merger, consolidation, dissolution, joint venture or partnership, and any entity that assumes the sale of the Products during the Term or any extension thereof.

e.           Governing Law, Forum Selection, Attorney’s Fees. This Agreement and all terms and conditions hereof shall be construed under and controlled by the laws of the State of Minnesota regardless of any contrary conflict of laws doctrine (with the parties expressly waiving the applicability of the United Nations Convention on Contracts for the International Sale of Goods), and the federal and state courts in Hennepin County, MN shall have sole and exclusive jurisdiction and venue over any action or claim arising from or relating to this Agreement, or otherwise from the relationship of the Parties, all whether arising from contract, tort, statute or otherwise.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first set forth above.

iMedia Brands Inc.

Signature:	/s/ Timothy A. Peterman
Name:	Timothy A. Peterman
Title:	Chief Executive Officer
Date:	June 9, 2021

Famjams Trading LLC

Signature:	/s/ Michael Friedman
Name:	Michael Friedman
Title:	President
Date:	June 9, 2021